EXHIBIT 99.1

Harsco Makes Controller and Human Resources Management Appointments

HARRISBURG, Pa., Dec. 18, 2007 (PRIME NEWSWIRE) -- Worldwide industrial services company Harsco Corporation (NYSE:HSC) announced today the promotions of Richard M. Wagner to Vice President and Controller and Gerald F. Vinci to Vice President Human Resources - Americas, both effective January 1, 2008.

With his appointment, Mr. Wagner will succeed Stephen J. Schnoor as principal accounting officer of the Company. As previously announced, Mr. Schnoor will become Senior Vice President and Chief Financial Officer effective January 1, 2008 as part of the Company's planned management succession announced earlier this year.

Mr. Wagner joined Harsco in July 2007 and has been serving as Assistant Controller since that time. Prior to joining Harsco, Mr. Wagner held management responsibilities for financial reporting at Bayer Corporation in Pittsburgh, PA. He previously held a number of financial management positions both in the U.S. and internationally with Kennametal Inc., and also served as an audit manager with Deloitte & Touche. Mr. Wagner is a Certified Public Accountant and a graduate of Pennsylvania State University with a degree in Accounting.

Mr. Vinci joined Harsco in January 1997 and has served as Senior Director, Human Resources and Employment Counsel. In his new position, Mr. Vinci will provide strategic oversight to the Company's human resources policies and practices throughout North and South America. Prior to joining Harsco, Mr. Vinci was an attorney in the legal department of Sun Company, Inc. He is a graduate of Villanova University and the Temple University School of Law.

Harsco Corporation is one of the world's leading diversified industrial services companies, serving major customers in the construction and infrastructure, steel and metals, energy and railway industries. The Company operates in nearly 50 countries worldwide and employs approximately 21,500 people. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information about Harsco can be found at www.harsco.com.

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CONTACT:  Harsco Corporation
          Media Contact
          Kenneth D. Julian
            717.730.3683
            kjulian@harsco.com
          Investor Contact
          Eugene M. Truett
            717.975.5677
            etruett@harsco.com